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                                                             EXHIBIT 5



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                                     May 12, 1997



Barnett Banks, Inc.
50 North Laura Street
Jacksonville, Florida  32202

    Re: Barnett Banks, Inc. Registration Statement Relating to 12,000,000 Shares of Common Stock Issuable pursuant to Trust Under Executive Benefit Plan

Ladies and Gentlemen:

    We refer to Amendment No. 1 to the registration statement (as amended, the "Registration Statement") of Barnett Banks, Inc. ("Barnett" or the "Company") on Form S-3 filed with the Securities and Exchange Commission on May 12, 1997, covering the registration under the Securities Act of 1933, as amended, of the resale of up to 12,000,000 shares (collectively, the "Shares") of common stock of Barnett, $2.00 par value. 4,000,000 of the Shares (the "Additional Shares") may be issued from time to time to the Barnett Banks, Inc. Trust Under Executive Benefit Plan (the "Trust") and 8,000,000 of the Shares have been contributed previously to the Trust (the "Issued Shares").

    As counsel for the Company, we have examined the Registration Statement, and we are familiar with the proceedings taken by the Company relating to it. We have also examined the Amended and Restated Articles of Incorporation, as amended, and the Bylaws, as amended, of the Company, and such Barnett records, certificates and other documents as we have considered necessary or appropriate for the purposes of this opinion.

    We are admitted to the practice of law in the State of Florida and, except as set forth below, nothing contained herein shall be construed to be an opinion as to the effect of the laws of any jurisdiction other than the State of Florida and the United States of America as in effect on the date hereof.

    Based on the foregoing, it is our opinion that the issuance of the Shares has been duly and validly authorized by the Company and that the Issued Shares are, and the Additional Shares, upon issuance in accordance with the terms of the Trust and the


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resolutions of the Board of Directors of the Company relating thereto, dated as of August 21, 1996, will be, legally issued, fully paid and non-assessable.

    We hereby consent to the use of our name in the Registration Statement as counsel for the Company who will pass upon the validity of the Shares and as having prepared this opinion and to the use of this opinion as an exhibit to the Registration Statement. We further consent to the use of our name as counsel for the Company and to the references to this firm in the Prospectus which constitutes part of the Registration Statement.

    In giving this consent, we do not thereby admit that we came within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission promulgated thereunder.

                                         Very truly yours,




                                         MAHONEY ADAMS & CRISER, P.A.



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